Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made on the 13th day of February, 2023, between Latham Group, Inc. (“Company”) and J. Mark Borseth (“Employee”) and is effective as of such date (the “Effective Date”). As used in this Agreement, “Company” includes Latham Group, Inc., its predecessors, successors, and assigns.

WITNESSETH

WHEREAS, Employee previously was employed pursuant to that certain Employment Agreement, dated as of February 12, 2020, as amended as of April 6, 2022, by and between Employee and Latham Pool Products, Inc. (the “Prior Employment Agreement”),

WHEREAS, the Retirement Agreement, dated June 12, 2022, by and among the Company, Latham Pool Products, Inc., and Employee (the “Retirement Agreement”), is effective as of the date hereof and sets forth the terms and conditions of Employee’s retirement as a non-executive employee of Latham Pool Products, Inc. as of December 31, 2022, and except for the aforementioned employment period to provide strategic advice to the company and a smooth transition, Employee’s resignation as Chief Financial Officer of the Company and all other employment positions with the Company and its subsidiaries and affiliates as of July 11, 2022, and incorporated by reference therein specified portions of the Prior Employment Agreement, option agreements and restricted stock agreements,

WHEREAS, Company will employ Employee upon the terms and conditions hereinafter stated, and

WHEREAS, Employee desires to be employed by Company upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound thereby, Company and Employee agree as follows:

1.	Employment. Company shall employ Employee, and Employee hereby accepts employment by Company, for the period and upon the terms and conditions contained in this Agreement. This Agreement is not a contract or guarantee of employment for any particular period of time. At all times you will remain an employee at will, and you and the Company are free to terminate your employment at any time for any reason. This employment at will policy does not affect the Company’s obligations under this Agreement.

2.	Term. This Agreement will take effect on the Effective Date and shall continue until August 13, 2023 unless sooner terminated as hereinafter provided (“Term”). As of the end of the Term or, with notice to the Employee, as of any other date determined by the Company in its sole discretion, Employee shall cease serving as an executive officer of the Company and any titles, positions and appointments that the Employee holds with the Company or any of its subsidiaries or affiliates shall be terminated. See Section 12 for a description of Company payments and benefits to Employee upon a termination of employment, including payment of Base Compensation (defined below) through August 13, 2013 if the Company terminates Employee without Cause (defined below) or the Employee terminates for Good Reason (defined below).

3.	Titles and Duties. During the Term, Employee shall serve as a Strategic Advisor of the Company as of the Effective Date until the earlier of (i) the termination of employment by the Company’s Chief Financial Officer and (ii) March 17, 2023, and thereafter shall serve as the Interim Chief Financial Officer of the Company. Employee shall use Employee’s skills and render services to the best of Employee’s abilities in contributing to the operations and success of the Company, all in accordance with the directives of the Company’s Chief Executive Officer (“CEO”) and any other person designated by the CEO or Board of Directors of the Company (the “Board”), to whom Employee will report.

4.	Policies. Except as provided herein, Employee shall be covered by and agrees to comply with all Company policies and procedures on the same terms as are applicable to other full-time executive employees of Company, and as may be amended from time to time.

5.	Extent of Services.

a.	Employee shall devote substantially all of Employee’s business time, skills, and attention to the performance of Employee’s duties hereunder and use Employee’s best efforts in such endeavors.

b.	Employee shall not engage in any business activity that conflicts with Employee’s duties hereunder or with the interests of the Company, regardless of whether such activity is pursued for gain or profit, although Employee may manage Employee’s passive personal investments. Subject to paragraph 5.c. below, Employee also may participate in reasonable and customary professional, educational, welfare, social, and civic activities (e.g., Employee’s volunteer activities with chambers of commerce), as long as they do not adversely impact the performance of Employee’s duties hereunder or otherwise conflict with the interests of the Company.

c.	Employee shall not participate in any expert networks or serve on any for-profit boards without the prior approval of the Board or CEO.

6.	Compensation.

a.	Base Compensation. For all services rendered under this Agreement, Company shall pay Employee an initial base salary of $425,000 per year (“Base Compensation”), subject to applicable withholdings and deductions, and payable in regular installments in accordance with Company’s generally applicable payroll practices. During the Term, the CEO or Board may, in his, her or its sole discretion, increase, but not decrease, Employee’s Base Compensation.

b.	Bonuses. Notwithstanding Section 2(f) of the Retirement Agreement, during the Term, Employee is entitled to participate in the Management Incentive Bonus (MIB) program, as in effect and established from time to time by the Board or CEO. Employee’s 2023 target bonus under the MIB is 60% of the Base Compensation, prorated based on the number of days worked by Employee for the Company in the 2023 plan year. The earned bonus amount shall be determined in accordance with the terms and conditions specified in the MIB, including but not limited to that any Company financial performance goals thereunder shall be earned based upon the final audited consolidated financial statements of the Company for the year ended December 31, 2023 and that the earned bonus shall be paid, less payroll deductions and all required withholdings, as of the date that payments are made under the MIB to other full-time executives employed by the Company; provided, however, Employee shall not be required to be employed on the last date of the performance period or on the date of payment in order to be eligible to receive payment on such earned bonus.

c.	Signing Bonus. The Company shall pay the Employee a one-time signing bonus of $50,000 within two weeks of the Effective Date, less payroll deductions and all required withholdings.

d.	Equity Awards. Employee shall not participate in the Company’s long-term incentive equity award program.

7.	Benefits and Other Matters.

a.	Health and Welfare Benefits. Except as otherwise provided for in this Agreement, Employee shall be eligible to participate in all Company employee benefits policies and plans in effect from time to time, on the same terms and conditions applicable to other full-time executive employees of Company, and in accordance with the terms of those policies and plans. Nothing in this Agreement shall restrict Company from adding, discontinuing, amending or modifying any policies or benefit plans, provided such changes do not conflict with the terms of this Agreement. The Company will pay 70% of Employee’s COBRA premiums in accordance with Section 2.c of the Retirement Agreement to continue Employee’s coverage (including coverage for Employee’s eligible dependents, if applicable) until Employee is eligible on May 1, 2023 to participate in the Company’s group medical, dental and vision insurance, following which the Company’s obligations under Section 2.c of the Retirement Agreement will cease, subject to Paragraph 14 herein.

b.	Paid Time Off. Employee will be eligible for a maximum of five weeks of paid time off for each twelve-month period worked, provided that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Board, adversely affect the business of the Company. Employee shall be credited with one week of paid time off (40 hours) as of the Effective Date.

c.	401(k) Plan. Employee will be eligible to participate in the Company’s 401(k) plan pursuant to the terms thereof, including but not limited to payment of Company’s match of 50% on the first 6% of contributions to such plan in 2023 in accordance with the terms thereof.

d.	Professional Expenses. Company will reimburse Employee for reasonable expenses (including, but not limited to, reasonable business-related travel and entertaining) incurred by Employee in connection with the performance of Employee’s duties under this Agreement, subject to Company’s policies and, to the extent applicable, the Board’s approved annual budget.

e.	Auto Allowance. Employee shall not receive an auto allowance.

f.	D&O Insurance. The Company maintains directors’ and officers’ insurance coverage in the ordinary course of business and will take no action that adversely limits or excludes Employee from its existing coverage. Employee shall be covered by the Company’s directors’ and officers’ insurance policy consistent with the coverage provided to other officers of the Company, which coverage is subject to the terms of the applicable policy as selected by the Company in its sole discretion, for so long as Employee is an officer of the Company.

8.	Confidentiality. In the course of performing Employee’s duties and responsibilities as a Company employee, Employee has had and will have access to and be entrusted with detailed confidential and proprietary information and trade secrets (“Confidential Information”), the disclosure of any of which or the use of same by Employee would be highly detrimental to Company’s interests. By way of illustration, Confidential Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company from its respective customers or suppliers or other third parties. Unless otherwise agreed in writing by Employee and Company, Employee hereby agrees that during and after the termination of Employee’s employment with Company, Employee will not, directly or indirectly, disclose to any person outside of Company or in any way make use of (other than for Company’s benefit), in any manner, any of Company’s Confidential Information or other proprietary information or trade secrets or otherwise infringe upon Company’s proprietary rights unless such disclosure is made by Employee in furtherance of Company’s interests and Employee’s responsibilities under this Agreement.

Notwithstanding the foregoing, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information or other proprietary information or trade secrets that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose the Confidential Information or other proprietary information or trade secrets to Employee’s attorney and use such in the court proceeding, if Employee (a) files any document containing Confidential Information or other proprietary information or trade secrets under seal; and (b) does not disclose the Confidential Information or other proprietary information or trade secrets, except pursuant to court order. In the event of any such disclosure by Employee, Employee shall notify the Company and provide a copy of such disclosure.

   For purposes of this Section 9, all references to the Company shall include all of its affiliates.

9.	Termination by Company.

a.	Termination for Cause. Company may immediately terminate Employee’s employment hereunder for “Cause”. For purposes of this Agreement, “Cause” includes, but is not limited to: (a) Employee’s breach of this Agreement or Company policy; (b) Employee’s material failure or refusal to perform Employee’s duties as a Company employee (including, without limitation, Employee’s material failure to follow the lawful direction of the CEO or Board or Employee’s gross negligence, willful misconduct, chronic absenteeism, or habitual neglect in the performance of such duties; (c) Employee’s conviction or entry of a nolo contender plea to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any other crime which materially affects Company’s or any of its affiliate’s business; (d) Employee’s indictment for a crime (other than a minor traffic violation or misdemeanor) or any offense involving moral turpitude, when the CEO or Board in his, her or its reasonable discretion determines that Employee can no longer satisfactorily perform the duties of Employee’s job or that Employee’s continuing service would materially have an adverse effect on the business interests or reputation of Company or any of its affiliates; (e) Employee’s commission of any act of fraud, embezzlement, misappropriation, dishonesty, theft, or insubordination; (f) Employee’s illegal use of drugs in the workplace; and (g) Employee’s failure to honor Employee’s fiduciary duties to Company, including the duty to act in the best interests of Company. Cause will not be deemed to exist under (a), (b) and (g) of this paragraph unless and until Company provides Employee written notice of the reason and a 30-day opportunity to cure and Employee fails to cure.

b.	Termination Without Cause. If, during the Term, Company terminates Employee’s employment for any reason other than Cause, Employee’s disability or death, or following Employee’s notice of resignation, then such termination shall be deemed “without Cause.” In addition, a termination “without Cause” shall be deemed to exist if (i) the Company and Employee mutually agree in writing to a termination of employment that is effective no earlier than 15 business days following the first date of employment of the Company’s permanent Chief Financial Officer, or (ii) the Employee provides written notice of termination of employment that is effective no earlier than 30 business days following the first date of employment of the Company’s permanent Chief Financial Officer.

10.	Termination by Employee.

a.	Termination by Employee for Good Reason. Employee may terminate Employee’s employment hereunder for “Good Reason”. Resignation by Employee shall be for “Good Reason” where, unless otherwise consented to in writing by Employee, Company causes:

(i)	a decrease in Employee’s Base Compensation; or

(ii)	the relocation by the Company of the Employee’s principal place of business for the performance of his duties to a location that is more than fifty (50) mile radius from its current location.

Notwithstanding the foregoing, Good Reason will not exist unless: (i) Employee provides Company written notice of the existence of Good Reason within thirty (30) days of its initial existence; (ii) Company has a thirty (30) day opportunity to remedy the Good Reason condition and does not so remedy the condition; and (iii) Employee separates from service within thirty (30) days after the cure period described in clause (ii).

b.	Termination by Employee With Written Notice. Employee may terminate Employee’s employment hereunder by notifying Company of Employee’s resignation no less than thirty (30) days prior to the effective date of the resignation (“Adequate Notice”). Company may, at its option, terminate Employee’s employment at any time during such notice period and such termination will not be considered a termination without Cause. Any such termination shall be deemed Employee’s termination “other than for Good Reason.”

11.	Death or Disability. If, during the Term, Employee becomes disabled such that he is not able to effectively discharge Employee’s duties under this Agreement, with or without reasonable accommodation, for more than one week, as certified by a medical doctor, the Term and Employee’s employment under this Agreement may be terminated by the Company and Employee shall be compensated in accordance with the terms of any applicable Company short-term disability plan. If the Employee dies the Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement, (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee’s heirs, beneficiaries, successors, or assigns.

12.	Consequences of Separation From Service.

a.	If, during the Term, Employee’s employment is terminated by the Company without Cause pursuant to Paragraph 9.b. or Employee resigns for Good Reason (as defined in Paragraph 10.a), Company will pay Employee: (i) any remaining unpaid Base Compensation that would have been paid to Employee if he were still employed through the end of the August 13, 2013 (i.e. $212,500 less any Base Compensation previously paid to Employee, subject to applicable withholdings and deductions); (ii) any paid time off to which Employee is entitled under Paragraph 7.b. herein; (iii) COBRA premiums under Paragraph 14 herein; and (iv) any other vested benefits to which Employee is entitled, in accordance with the terms of the applicable plans or otherwise required by law to be provided to the Employee upon a termination of employment. Notwithstanding the foregoing, if any benefits payable under this Agreement, either apart from or together with other payments to Employee from Company or its affiliates, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code), such benefits shall be reduced to the largest amount as will result in no portion of the benefits under this paragraph being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. For illustrative purposes only regarding Section 12(a)(i), if the Company terminates Employee’s employment without Cause effective April 13, 2023, the Company will pay Employee for four months of Base Compensation (i.e. $141,666.67), subject to applicable withholdings and deductions.

b.	If, during the Term, Employee’s employment hereunder is terminated for Cause (as defined herein), due to Employee’s disability or death or Employee terminates Employee’s employment other than for Good Reason (as defined herein), Company will pay Employee (or in the case of death, the Employee’s heirs or personal representatives): (i) any earned and unpaid Base Compensation through the last day of employment; (ii) any paid time off to which Employee is entitled under Company policy; (iii) COBRA premiums under Paragraph 14 herein; and (iv) any other vested benefits to which Employee is entitled, in accordance with the terms of the applicable plans or otherwise required by law to be provided to the Employee upon a termination of employment. Company shall have no obligation to make any further payments (salary, incentive compensation or otherwise) or provide any further benefits to Employee except as otherwise provided for herein or under the applicable terms of such benefit plans.

c.	If Employee resigns without Adequate Notice and Company terminates Employee’s employment during the notice period such termination will not be considered a termination without Cause and Company will be under no obligation to continue to pay Employee’s Base Compensation or pay for Employee’s continued participation in Company group health plans.

d.	The foregoing payments are subject to applicable withholdings and deductions, and in accordance with Company’s generally applicable payroll practices. Payment of the benefits provided for in paragraph 12(a)(i) (to the extent not vested by statute or the terms thereof on the business day prior to the Employee’s separation from service date) are contingent upon Employee’s execution of a separation agreement and general release of any and all claims against Company, in a form acceptable to Company, within sixty (60) days following Employee’s separation from service date and such agreement and release not having been revoked by Employee pursuant to any revocation rights afforded by applicable law.

Provided these contingencies are satisfied, Company will pay the amount provided for in paragraph 12(a)(i) ratably over the remainder of the Term (or if the Term has ended, then in a lump sum made within 14 business days) in accordance with the Company’s regular compensation payment practices beginning after Company receives the executed separation agreement and general release.

e.	Company shall have no obligation to make any further payments (salary, bonus or otherwise) or provide any further benefits to Employee except as otherwise provided under the applicable terms of this Agreement or such benefit plans. For purposes of clarification, the Company shall have no obligation to make or provide any change-in-control payments or benefits to the Employee under any applicable agreement or plan.

f.	Company intends for the foregoing payments either to satisfy the requirements of Section 409A of the Internal Revenue Code, and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and Agreement shall be construed and interpreted accordingly. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified, as the case may be, in such a manner so that no payment due to the Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B). If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

13.	Inventions and Patents. The Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to the actual or reasonably anticipated business, research and development or existing or future products or services of the Company and its affiliates and which are conceived, developed or made by the Employee while employed (“Work Product”) belong to the Company. The Employee shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Employee’s employment) to establish and confirm such ownership (including executing any assignments, consents, powers of attorney and other instruments).

14.	Continuing Obligations. Except as expressly provided in this Agreement, the Retirement Agreement shall remain in full force and effect, including without limitation, the continuing obligations (including noncompete, nonsolicit and nondisparagement) set forth in Section 3.c. thereof; provided, for clarification, that the end of the employment period referred to in the restrictive covenants specified therein shall mean December 31, 2022. As it relates to Employee’s COBRA premiums in accordance with Section 2.c. thereof, in the event Employee’s employment with the Company is terminated for any reason prior to the end of the nine-month period set forth in such Section 2.c., the Company shall continue to pay 70% of the applicable premiums until the end of such nine-month period. In the event Employee’s employment with the Company terminates for any reason after the end of such nine-month period, the Company will have no further obligation under such Section 2.c.

15.	Enforcement of Certain Provisions.

a.	Employee acknowledges and agrees that any violation of Paragraph 8, including divulgence of confidential information as well as information about the Company’s equipment or processes, to unauthorized persons is sufficient reason for immediate dismissal, which would constitute termination for Cause.

b.	Employee acknowledges and agrees that Employee’s breach of Paragraph 8 will result in material, irreparable injury to the Company for which any remedy at law will not be adequate. Moreover, it will not be possible to measure damages for such injuries precisely and, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement without the need to post a bond, together with such other relief as may be required to enforce specifically any of the terms of this Agreement. Employee consents to such temporary, preliminary or permanent injunctive relief. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other available remedies for breach or threatened breach of this Agreement, including recovery of damages, costs, and attorneys’ fees.

c.	If the Company is required to enforce any of its rights under Paragraph 8 through legal proceedings, the Employee shall reimburse the Company for all reasonable costs, expenses and counsel fees incurred by the Company in connection with the enforcement of its rights under this Agreement.

d.	Employee acknowledges and agrees that the restrictions contained in Paragraph 8 are reasonable in scope and Employee will not raise any issue regarding the reasonableness of Paragraph 8 as a defense in any proceeding to enforce Paragraph 8 of the Agreement.

e.	If one or more provisions of Paragraph 8 of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, Employee acknowledges and agrees the validity, legality, and enforcement of the remaining provisions of Paragraph 8 of the Agreement shall not in any way be affected or impaired. Furthermore, if a court of competent jurisdiction determines that any of the restrictions contained in Paragraph 8 of this Agreement are not reasonable, the Company and Employee agree that the court may modify such provisions as the court deems reasonable.

f.	Employee acknowledges and agrees that for a period of two years from Employee’s separation of employment from the Company, Employee will: (i) before accepting an offer of employment, inform such employers of the provisions set forth in Paragraph 8 and 14 of this Agreement; and (ii) within two (2) business days of accepting an offer of employment with another employer, notify the Company of the name and address of the new employer and the title of the position accepted.

g.	Employee acknowledges and agrees that the restrictions set forth in Paragraph 8 (i) are intended to protect the interest of the Company in its Confidential Information and agrees that such restrictions are reasonable and appropriate for this purpose; (ii) are an essential inducement to the Company to enter into this Agreement; (iii) shall not impose an undue hardship on Employee and Employee’s ability to earn a livelihood; and (iv) shall not supersede or be superseded by, and shall be read in conjunction with, any confidentiality agreement or other restrictive covenants entered into between the parties to effect the greatest restriction.

16.	Notices. Any notice required or desired to be given under this Agreement shall be deemed given by personal delivery, overnight courier, or by certified or registered mail, postage prepaid, return receipt requested to the addresses set forth below. Notice shall be deemed given immediately if delivered in person or within three days after mailing by certified mail to the following addresses:

J. Mark Borseth 25 Whistler Court Apt. 308 Saratoga Springs, NY 12866 Email: jmborseth@gmail.com

Latham Group, Inc.

Attn: Melissa Feck

787 Watervliet Shaker Rd

Latham, NY 12110

Email: melissafeck@lathampool.com

With a copy to (which shall not constitute notice):

Latham Group, Inc.

Attn: Patrick Sheller

787 Watervliet Shaker Rd

Latham, NY 12110

Email: patricksheller@lathampool.com

With a copy to (which shall not constitute notice):

Honigman LLP

2290 First National Building

Detroit, MI 48226

Attention: Michael Ben, Esq.

Email: mben@honigman.com

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

17.	Assignment. Employee acknowledges that Employee’s services are unique and personal and that Employee therefore may not assign or delegate Employee’s rights or duties under this Agreement. This Agreement shall inure to the benefit of and be binding on Company, its successors and assigns, including, without limitation, any entity which is or may become affiliated with or related to Company.

18.	Waiver. Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition. The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

19.	Entire Agreement. This Agreement and the Retirement Agreement (including the agreements incorporated by reference therein) (the “Entire Agreement”) constitute the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein and therein; the Entire Agreement supersedes the terms of all other employment or similar agreements entered into by Company or its affiliates and Employee. No modification of the Entire Agreement shall be valid unless made in writing and signed by the parties hereto. Paragraph headings are for convenience only, and are neither a part of the Entire Agreement nor a limitation of the scope of the particular paragraphs to which they refer. This Agreement has no effect on any other agreements already in place between Company and Employee regarding stock options or ownership shares in the Company.

20.	Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any principle of conflict of laws that would require the application of the law of any other jurisdiction.

21.	Severability. The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

22.	Venue and Forum; Waiver of Jury Trial. Each Party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions, and proceedings relating to this Agreement (each, a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”), and that the Chosen Courts shall have exclusive jurisdiction to hear, determine, and settle any Proceeding. Proceedings shall be brought only in the Chosen Courts. Each Party irrevocably waives any objection that he or it may have now or hereafter to the laying of the venue of any Proceeding in the Chosen Courts and any claim that any Proceeding has been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon him or it and may be enforced in the courts of any other jurisdiction. Each of the Parties hereto irrevocably and unconditionally agrees that (i) to the extent that such party is not otherwise subject to service of process in the State of Delaware, he or it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

23.	Survival. All provisions of this Agreement that are intended to survive its termination, including but not limited to Paragraphs 8, 14 and 15, shall so survive.

24.	Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Latham Group, Inc.

By:	/s/ Scott M. Rajeski
Name: Scott M. Rajeski
Title: President & CEO

/s/ J. Mark Borseth
J. Mark Borseth